Exhibit 4.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER THE SECURITIES ACT, OR IN A TRANSACTION WHICH IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS NOTE, AND MAKER HEREOF RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS NOTE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

SURGIVISION, INC.

10% SUBORDINATED SECURED CONVERTIBLE NOTE DUE 2016

Issue Date: April 5, 2011	Principal Amount: U.S. $2,000,000

SURGIVISION, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to BRAINLAB AG., a corporation organized under the laws of the Federal Republic of Germany (“Brainlab”), the principal amount of U.S. $2,000,000 on April 5, 2016 (the “Maturity Date”). This Note is subject to the following terms and conditions:

1. DEFINITIONS

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Brainlab” means Brainlab AG., a corporation organized under the laws of the Federal Republic of Germany or its successors or assigns.

“Business Day” means each day of the year on which banking institutions are not required or authorized to close in Germany or New York.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, limited liability company interests, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, common stock and preferred stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Collateral Agent” means Landmark Community Bank, in its capacity as collateral agent for the ratable benefit of the Junior Lender.

“Company” means SurgiVision, Inc., a Delaware corporation.

“Conversion Date” has the meaning specified in Section 4(b)(iii) of this Note.

“Conversion Notice” has the meaning specified in Section 4(b)(i) of this Note.

“Conversion Price” has the meaning specified in Section 4(a)(iv) of this Note.

“Conversion Shares” means shares of Qualified Financing Stock to be issued in connection with the conversion of this Note.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Event of Default” has the meaning specified in Section 9(a) of this Note.

“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with United States generally accepted accounting principles, (v) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments, (vi) all Indebtedness of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (vii) all Indebtedness of others guaranteed by such Person or for which such Person is otherwise liable.

“Issue Date” of this Note means the date on which this Note was originally issued or deemed issued as set forth on the face of this Note.

“Junior Debt” means any obligations of the Company under the Junior Debt Documents, including, without limitation, obligations with respect to the payment of principal, interest (including without limitation interest accruing at the then applicable rate provided in the Junior Notes after the commencement of any Proceeding by, against or relating to the Company, whether or not a claim for such interest is allowed in such Proceeding), fees, costs and expenses before or after the commencement of any Proceeding, in each instance, without regard to whether or not an allowed claim in any such Proceeding.

“Junior Debt Documents” means the Junior Notes, the Junior Security Agreement, and any and all other documents or instruments evidencing or further guarantying or securing, directly or indirectly, any of the Junior Debt, whether now existing or hereafter amended or created.

“Junior Lender” means, collectively, the holders of the Junior Notes.

“Junior Notes” means those certain Junior Secured Promissory Notes due 2020 issued by the Company, and any amendments thereto or extensions thereof.

“Junior Security Agreement” means that certain Junior Security Agreement dated November 5, 2010, by and between the Company and the Collateral Agent, and any amendments thereto.

“Legend” has the meaning specified in Section 10(c) of this Note.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, encumbrance, lien or other security interest or security agreement of any kind or nature whatsoever.

“Maturity Date” means April 5, 2016.

“Note” means this 10% Subordinated Secured Convertible Note Due 2016 issued by the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

“Qualified Financing” means any bona fide, third-party, arms-length negotiated equity financing with net proceeds to the Company of at least $10,000,000, pursuant to a single transaction or series of related transactions, occurring after the Issue Date in which shares of the Company’s preferred stock are issued in exchange for cash proceeds.

“Qualified Financing Stock” means shares of a series of the Company’s preferred stock issued in a Qualified Financing after the Issue Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder.

“Senior Debt” means any obligations of the Company under the Senior Debt Documents, including, without limitation, obligations with respect to the payment of principal, interest (including without limitation interest accruing at the then applicable rate provided in the Senior Notes after the commencement of any Proceeding by, against or relating to the Company, whether or not a claim for such interest is allowed in such Proceeding), fees, costs and expenses before or after the commencement of any Proceeding, in each instance, without regard to whether or not an allowed claim in any such Proceeding.

“Senior Debt Documents” means the Senior Notes, the Loan Agreement dated as of October 16, 2009 between the Company and Boston Scientific Corporation, the Patent Security Agreement dated October 16, 2009 between the Company and Boston Scientific Corporation, and any and all other documents or instruments evidencing or further guarantying or securing, directly or indirectly, any of the Senior Debt, whether now existing or hereafter amended or created.

“Senior Lender” means the holder of the Senior Debt.

“Senior Notes” means those certain Secured Convertible Promissory Notes issued by the Company to Boston Scientific Corporation dated as of October 16, 2009, November 17, 2009 and December 18, 2009, respectively, in the aggregate original principal amount of $3,500,000, and any amendments thereto or extensions thereof.

“Shares” means the shares of Capital Stock in the Company, or any other securities into which such shares of Capital Stock shall be reclassified or changed.

“Subsidiary” of any specified Person means any corporation, partnership, joint venture, limited liability company, association, trust or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such specified Person or any of its Subsidiaries or (ii) in the case of a partnership, joint venture, limited liability company, association, trust or other business entity, with respect to which such specified Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise.

“Tax or Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties and interest related thereto) imposed or levied by or on behalf of any Taxing Authority.

“Taxing Authority” means any government or political subdivision or territory or possession of any government or agency therein or thereof having the power to tax.

“Term” means the period of time from the Issue Date until all amounts owing by the Company under this Note have been paid in full in cash or converted into equity of the Company as contemplated herein.

“Transfer Restricted Security” has the meaning specified in Section 10(c) of this Note.

2. INTEREST; PRINCIPAL

(a) Accrual and Payment of Interest. The outstanding principal amount of this Note shall accrue interest at a rate per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) equal to ten percent (10%) from the Issue Date to but excluding the Maturity Date. All accrued but unpaid interest shall be due and payable on the Maturity Date. Notwithstanding the foregoing, in the event that the principal balance of this Note is converted pursuant to Section 4 hereof on or prior to the Maturity Date, all accrued but unpaid interest shall also be converted in accordance with Section 4 hereof.

(b) Defaulted Interest. If the Company defaults in a payment of principal or interest on this Note, it shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate per annum equal to fifteen percent (15%), to the extent lawful, until such time as the Company has paid such overdue principal and interest.

(c) Principal. If this Note has not previously been converted as provided in Section 4 hereof, all principal and all accrued, but unpaid interest shall be immediately due and payable by the Company to Brainlab on the Maturity Date.

(d) Prepayment. Amounts owing under this Note may not be pre-paid, in whole or in part, by the Company prior to the delivery of a Financing Notice (as defined below) from the Company to Brainlab without the prior written consent of Brainlab. In the event that the Company delivers a Financing Notice and conversion is not automatic, the Company may thereafter, pre-pay, in whole or in part, amounts owing under this Note prior to the the Maturity Date, upon at least 10 days prior notice to Brainlab.

3. METHOD OF PAYMENT

All principal and interest owing by the Company to Brainlab under this Note shall be paid in United States Dollars. The Company shall pay all principal and interest owing under this Note by wire transfer of immediately available funds, in accordance with the wiring instructions provided from time to time by Brainlab to the Company in writing, provided that if any applicable law (as determined by the Company) requires the deduction of withholding of any Tax from any such payment, then the Company shall make such deduction and timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law and remit the balance of the payment to Brainlab.

4. CONVERSION

(a) Conversion of Note.

(i) The Company shall provide written notice to Brainlab setting forth the fact that a Qualified Financing has occurred, the applicable Conversion Price, the number of Conversion Shares issued/to be issued upon conversion and the calculation thereof and the rights, preferences and responsibilities of the Conversion Shares, not more than 10 days following the consummation of a Qualified Financing, as well as a representation as to the then current capitalization of the Company (“Financing Notice”).

(ii) Subject to the further provisions of this Section 4, in the event that the Conversion Shares to be issued to Brainlab in connection with the Qualified Financing shall represent at least 10% of the outstanding Shares of the Company, on a fully diluted basis, the principal and accrued interest existing pursuant to this Note shall automatically be converted into Conversion Shares simultaneous upon the closing of the Qualified Financing. Subject to the further provisions of this Section 4, in the event that the Conversion Shares to be issued to Brainlab in connection with the Qualified Financing shall represent less than 10% of the outstanding Shares of the Company, on a fully diluted basis, Brainlab may, at its sole option, cause all but not less than all of the principal and accrued interest existing pursuant to this Note to be converted into Conversion Shares at any time following the closing of a Qualified Financing but prior to the time all amounts owing by the Company under this Note have been paid in full, at the Conversion Price in effect on the Conversion Date.

(iii) The number of Conversion Shares issuable upon conversion of this Note shall equal the number determined by dividing (a) the outstanding principal amount of this Note plus all accrued but unpaid interest by (b) the Conversion Price in effect on the Conversion Date.

(iv) Subject to the adjustments provided by this Section 4, the “Conversion Price” shall be the price per share paid by investors in the Qualified Financing for one share of Qualified Financing Stock.

(v) Notwithstanding any of the foregoing to the contrary, the Company shall not issue or cause to be issued fractional Conversion Shares on conversion of this Note. If any fraction of a share would, except for the provisions of this Section 4(a)(v), be issuable upon conversion of this Note, the number of Conversion Shares to be issued will be rounded up to the nearest whole share.

(b) Conversion Procedure

(i) In the case of an optional conversion by Brainlab, Brainlab shall deliver to the Company a written notice of Brainlab’s election to convert all of the principal and accrued interest existing pursuant to this Note into Conversion Shares (a “Conversion Notice”).

(ii) In the case of any conversion of this Note, Brainlab must (a) surrender this Note to the Company, and (b) furnish appropriate endorsements and transfer documents if required by the Company. As soon as practicable after Brainlab fulfills these obligations the Company shall deliver to Brainlab (or any affiliate of Brainlab as designated in writing by Brainlab) a certificate (or, if so designated in writing by Brainlab, multiple certificates in the name of Brainlab or its affiliates in such denominations as Brainlab may request) for the number of Conversion Shares issuable upon the conversion.

(iii) For purposes of this Note, the “Conversion Date” shall be (a) in the case of an automatic conversion upon a Qualified Financing, the closing date of a Qualified Financing, or (b) in the case of an optional conversion by Brainlab, the date on which the Conversion Notice is delivered to the Company in accordance with Section 11(a) hereof.

(iv) The Person(s) in whose name the Conversion Shares are registered shall be deemed to be a shareholder of record as of the Conversion Date.

(c) Taxes on Conversion. If Brainlab converts this Note, the Company shall pay any documentary, stamp, transfer or similar Tax, but excluding any foreign Tax, due on the issuance of Conversion Shares upon such conversion. Nothing herein shall preclude any Tax withholding required by law or regulation.

(d) Obligation to Provide Conversion Shares.

(i) All Conversion Shares delivered upon conversion of this Note shall be (a) duly authorized and validly issued, (b) free from preemptive rights and free of any lien or adverse claim and (c) subject to the terms of the Company’s Certificate of Incorporation.

(ii) The Company will promptly comply with all federal and state securities laws regulating the offer and delivery of Conversion Shares, upon conversion of this Note, if any.

(e) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:

(i) In the event that the Company experiences a Qualified Financing and, prior to Brainlab’s election to convert, another Qualified Financing shall occur, the Conversion Price shall be adjusted based upon the most recent Qualified Financing.

(ii) In the event of any stock subdivision, stock combination or other similar event, the Conversion Price shall be appropriately and equitably adjusted to reflect such event. An adjustment made pursuant to this Section shall become effective immediately after the effectiveness of such event.

(f) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Company shall promptly deliver to Brainlab a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(g) Notice of Certain Transactions. In the event that:

(i) the Company takes any action which would require an adjustment in the Conversion Price;

(ii) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and the Company’s stockholders must approve the transaction; or

(iii) there is a dissolution or liquidation of the Company;

the Company shall deliver to Brainlab a notice stating the proposed record or effective date, as the case may be, at least 10 days before such date; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Additionally, in the event of any other occurrence which causes any of the representations and warranties of the Company contained herein to be untrue or incorrect in any material respect, the Company shall deliver to Brainlab a written notice describing such occurrence within 10 days of the Company becoming aware thereof.

(h) Effect of Reclassification, Consolidation, Merger or Sale on Conversion Right. If any of the following shall occur, namely: (a) any reclassification or change of shares of Capital Stock issuable upon conversion of this Note (other than a change as a result of a subdivision or combination, any other change for which an adjustment is provided in Section 4(e), or any change in par value); (b) any consolidation or merger to which the Company is a party other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of shares of Capital Stock issuable upon conversion of this Note (other than a change in name or as a result of a subdivision or combination); or (c) any sale or conveyance of all or substantially all of the assets of the Company as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, deliver a notice to Brainlab that Brainlab shall have the right to convert this Note into the kind and amount of securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Conversion Shares deliverable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such notice shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in Section 4(e). If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of shares of Capital Stock include shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the Company shall use commercially reasonable efforts to cause such notice to be executed by such other corporation and contain such additional provisions to protect the interests of Brainlab as the directors of the Company shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 4(h) shall similarly apply to successive consolidations, mergers, sales or conveyances.

5. SECURITY

The Company hereby grants to Brainlab a continuing second priority security interest in and Lien on, second only to the Liens of Senior Lender under the Senior Debt Documents, all of the properties, assets, and rights of the Company, wherever located and whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all such properties, assets, rights, proceeds and products hereinafter sometimes called, collectively, the “Collateral”). This security interest and Lien shall be evidenced the parties entering into a Master Security Agreement, the terms of which shall be incorporated herein by reference. Upon the request of Brainlab, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out and perfect the security interest granted hereby.

6. SUBORDINATION

(a) Subordination of this Note. Brainlab agrees that, until such time as all amounts owing by the Company under the Senior Debt have been indefeasibly converted into equity of the Company or paid in full in cash, any Lien it may acquire against any assets or property of the Company to secure any obligations of the Company to Brainlab in connection herewith shall be subordinate and inferior to the Liens of Senior Lender under the Senior Debt Documents. The priorities set forth in this section are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting the Lien, and notwithstanding any conflicting terms or conditions which may be contained in any of the Senior Debt Documents or any other documents.

(b) Subordination of Other Indebtedness. The Company and the Collateral Agent, on behalf of the Junior Lender, agree that, until such time as all amounts owing by the Company under this Note have been indefeasibly converted into equity of the Company or paid in full in cash (a) the Junior Debt is subordinate in priority and subject in right and priority of payment to the prior performance of any and all obligations of the Company to Brainlab or its successor or assignee, pursuant to this Note, including, but not limited to, any interest accruing thereon after the commencement of an insolvency proceeding, without regard to whether or not such interest is an allowed claim and (b) any Liens the Collateral Agent has or may acquire, on behalf of and for the ratable benefit of the Junior Lender, against any assets or property of the Company to secure any obligations of the Company to the Junior Lender shall be subordinate and inferior to the Liens of Brainlab under this Note and the related Master Security Agreement. The priorities set forth in this section are applicable irrespective of the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting the Lien, and notwithstanding any conflicting terms or conditions which may be contained in the Master Security Agreement in favor of Brainlab or any other documents.

7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY The Company hereby represents and warrants to Brainlab as of the Issue Date, and, if applicable, as of the Conversion Date, as follows, each of which shall survive for the Term of this Note:

(a) Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to carry on its business as currently conducted, other than such failures that, individually or in the aggregate, would not have a material adverse effect on the Company’s business, properties or financial condition taken as a whole (a “Material Adverse Effect”). The Company is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(b) Capitalization.

(i) As of the Issue Date, the authorized Capital Stock of the Company consists of: (a) 30,000,000 shares of Preferred Stock, of which 8,000,000 shares have been designated Series A Convertible Preferred Stock and of which 7,965,000 shares of Series A Convertible Preferred Stock are issued and outstanding; and (b) 70,000,000 shares of Common Stock, of which 15,859,981 shares are issued and outstanding. As of the Conversion Date, the capitalization of the Company shall be as set forth in the Financing Notice.

(ii) As of the Issue Date, other than as set forth on Schedule 7(b), (a) there is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights, rights of first offer or first refusal, or rights of any character requiring the Company to issue or entitling any Person to acquire any shares of Capital Stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any shares of Capital Stock or other equity interest for any purpose; (b) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other equity interests in the Company; and (c) no plan, purchase agreement, option or other agreement or understanding between the Company and any holder of any shares of Capital Stock or other equity interests or securities or rights exercisable or convertible for shares of Capital Stock or other equity interests or securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(c) Subsidiaries. The Company has no Subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement.

(d) Authorization. All action for or on the part of the Company, its officers and directors necessary, including without limitation, all action required by the Company’s stockholders, for the authorization, execution and delivery of this Note and the performance of all obligations of the Company hereunder shall have been taken, and this Note will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(e) Valid Issuance of Conversion Shares Upon Conversion. Upon conversion in accordance with the terms hereof, Brainlab will obtain good and valid title to the Conversion Shares to be issued upon conversion free and clear of any liens, restrictions, claims, equities, options, charges, rights of first refusal, or encumbrances or other restrictions, except restrictions on transfer and other rights and limitations contained in the Company’s Certificate of Incorporation and except for restrictions imposed by applicable state and federal securities laws.

(f) Required Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person, including, without limitation any, federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of this Note or the issuance of Conversion Shares upon conversion as provided for herein, except for the following: (i) the filing of such notices as may be required under the Securities Act; (ii) the filing of such notices as may be required under any applicable state securities laws, which, in the case of each of (i) and (ii), shall be filed by the Company (with the cooperation of Brainlab) following conversion within the applicable required timeframes; and (iii) the compliance with any other applicable state and/or federal securities laws, which compliance the Company (with the cooperation of Brainlab) will arrange within the appropriate time periods therefore.

(g) Litigation. Other than as set forth on Schedule 7(g), there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (“Action”) pending (i) by, or to the best of the Company’s knowledge, against (A) the Company or (B) to the best of the Company’s knowledge, any officer or director of the Company arising out of such officer’s or director’s employment or service to the Company; or (ii) that questions the validity of, or may materially and adversely impact Brainlab’s rights under, this Note. Other than as set forth on Schedule 7(g), neither the Company, nor, to the best of the Company’s knowledge, any officer or director of the Company, is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority (collectively, an “Order”) (in the case of officers or directors, such as would affect the Company). Other than as set forth on Schedule 7(g), to the best of the Company’s knowledge, (i) the Company has not received written notice of a threatened Action or Order against the Company, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement or imposition of any such Action or Order. For purposes of this Note, “Company’s knowledge” shall mean the actual knowledge, following due inquiry, of each of Kimble Jenkins, the Company’s Chief Executive Officer, and Oscar Thomas, the Company’s Vice President, Business Affairs.

(h) Intellectual Property.

(i) For purposes of this Note, “Company Intellectual Property” shall mean all patents, patent rights, patent applications, trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights, domain names and proprietary rights and trade secrets, technology and know-how, owned or used by the Company, that the Company reasonably believes to be necessary to or used in connection with the business of the Company as presently conducted or as proposed to be conducted, in each case together with any amendments, modifications and supplements thereto.

(ii) The Company owns or possesses sufficient legal rights to all Company Intellectual Property for the conduct of its business as presently conducted or as presently proposed to be conducted without, to the best of the Company’s knowledge, conflict with, or infringement of, the rights of others. To the best of the Company’s knowledge, no service marketed or sold, or presently proposed to be marketed or sold, by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any Person. Other than as set forth on Schedule 7(h)(ii) hereto, and other than with respect to commercially available software products under standard end-user object code license agreements, as of the Issue Date there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Except as set forth on Schedule 7(h)(ii) hereto, the Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with its business. To the best of the Company’s knowledge, except as set forth in Schedule 7(h)(ii) hereto, the Company does not use any inventions of any of the officers, employees or consultants of the Company (or Persons the Company currently intends to hire) made prior to their employment with or engagement by the Company. Except as set forth in Schedule 7(h)(ii) hereto, each officer, employee and consultant of the Company has assigned to the Company all intellectual property rights he or she creates in the performance of services for the Company that are related to the business of the Company as now conducted and as presently proposed to be conducted by execution of a binding agreement with the Company.

(i) No Violation of Law. Other than as set forth in Schedule 7(i), (i) the Company is not in violation, in any material respect, of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any state or federal banking laws and regulations, antitrust laws and regulations, or consumer protection laws or regulations), and (ii) the Company has not, in any event, received any written notice of the existence of any of the foregoing.

(j) Compliance with Other Instruments. The Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws. The Company is not in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The execution, delivery and performance of and compliance with this Note and the issuance of Conversion Shares upon conversion as provided herein, will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision.

(k) Permits. The Company has all permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such permits, licenses, or other similar authority.

(l) Environmental and Safety Laws. The operations of the Company have been and are in compliance in all respects with all Environmental Laws (defined below) applicable to the Company and with all licenses required by Environmental Laws applicable to the Company, except, in each case, such non-compliance as would not have a Material Adverse Effect. For purposes of this Note, the term “Environmental Laws” shall mean all present federal, state and local laws, statutes, ordinances, regulations, codes, published policies, rules, directives, orders, decrees, permits, licenses, approvals, authorizations, published guidelines, covenants, deed restrictions, treaties, conventions, and rules of common law in effect, and in each case as amended, and any judicial or administrative judgment, opinion or interpretation thereof, relating to the regulation or protection of human health, safety, natural resources or the environment, including, without limitation, laws and regulations (and all other items recited above) relating to the use, treatment, storage, management, handling, manufacture, generation, processing, recycling, distribution, transport, release or threatened release of or exposure to any hazardous material.

(m) Title to Property and Assets. The Company has good and marketable title to all of the material properties and assets owned by it, free and clear of any and all mortgages, liens, encroachments, easements, restrictions, claims, equities, options, charges, rights of first refusal, encumbrances, defects of title or other conflicting ownership or security interests whatsoever (collectively, “Encumbrances”), except (i) Liens for current taxes and assessments not yet due, (ii) Liens under the Senior Debt Documents, (iii) Liens under the Junior Debt Documents, (iv) Liens in favor of Brainlab as contemplated hereunder, and (v) possible minor Encumbrances which do not, in any case, materially detract from the value of the property subject thereto or materially impair the operations of the Company (collectively, “Permitted Encumbrances”). With respect to any material property and assets it leases, the Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any and all Encumbrances, except for Permitted Encumbrances. The Company’s material properties and assets are in good condition and repair, in all material respects, for the purposes for which they are currently used, ordinary wear and tear excepted.

(n) Financial Statements. The unaudited financial statements of the Company for the fiscal year ended December 31, 2010 (consisting of a balance sheet and statement of operations) (collectively, the “Financial Statements”) have been provided to Brainlab. The Financial Statements (i) were prepared on an accrual basis, in accordance with the Company’s past practices, applied on a consistent basis throughout the period indicated, (ii) are derived from and were prepared in accordance with the books and records of the Company, and (iii) fairly present in all material respects the financial position of the Company at the date therein indicated and the results of operations of the Company for the period therein specified. The Company has no material liabilities of a kind that would be required under United States generally accepted accounting principles to be reflected on the face of the Company’s balance sheet, other than (i) those set forth or adequately provided for in the December 31, 2010 balance sheet included in the Financial Statements, (ii) those incurred in the conduct of the Company’s business since January 1, 2011 in the ordinary course, consistent with past practice, which are of the type that ordinarily occur or recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of contract, tort or violation of law, (iii) those set forth on Schedule 7(n) and (iv) liabilities arising pursuant to this Note. Except for liabilities reflected in the Financial Statements, the Company has no off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. Except as set forth on Schedule 7(n), since January 1, 2011, there have not been any materially adverse changes in the assets, liabilities, condition (financial or otherwise), relationships (including with its customers, suppliers and employees), operations or prospects of the Company.

(o) Agreements; Actions.

(i) Except for agreements set forth on Schedule 7(o)(i) hereto, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(ii) Except as set forth on Schedule 7(o)(ii), there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that involve (i) provisions restricting the development, manufacture or distribution of the Company’s products or services or (ii) the payment of indemnification by the Company with respect to infringement of proprietary rights.

(iii) Since January 1, 2011, the Company has not (i) incurred indebtedness for money borrowed, or (ii) sold, exchanged or otherwise disposed of any of its assets or rights having an aggregate value of more than $50,000, other than the sale of its inventory and license agreements in the ordinary course of business.

(p) Changes. Other than as set forth on Schedule 7(p), since January 1, 2011, there has not been:

(i) any adverse change in the assets, liabilities, financial condition or operating results of the Company, from that reflected in the Financial Statements, except for changes arising in the ordinary course of business that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii) any damage, destruction or loss of any asset or property of the Company having an aggregate value in excess of $50,000, whether or not covered by insurance;

(iii) any waiver by the Company of a valuable right or of a debt owed to it in excess of $50,000;

(iv) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v) any material change or amendment to any contract or agreement that could reasonably be expected to be material to the Company either in terms of revenue generated thereby or the liabilities incurred by the Company thereunder;

(vi) any material change in any compensation arrangement or agreement with any key employee;

(vii) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(viii) any resignation or termination of employment of any key employee or officer of the Company (and to the best of Company’s knowledge, there is no impending resignation or termination of employment of any such key employee or officer);

(ix) the loss of any customer or the cancellation of any order of the Company which has historically represented, or is expected to represent, revenue to the Company in excess of $5,000 per month or $50,000 in the aggregate nor any written notice thereof;

(x) any mortgage, pledge, grant of a security interest in, or Encumbrance created by the Company, with respect to any of its material properties or assets, except for Permitted Encumbrances;

(xi) any loans or guarantees made by the Company to or for the benefit of any related party, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;

(xii) any declaration, set aside, payment or other distribution in respect of any of the Capital Stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any of such Capital Stock by the Company;

(xiii) any other event or condition of any character that would have a Material Adverse Effect; or

(xiv) any agreement or commitment by the Company to do any of the things described in this Section 7(p).

(q) Employee Benefit Plans.

(i) Except as set forth in Schedule 7(q) hereto, the Company does not maintain, sponsor, or make contributions to: any “employee pension benefit plan” or “employee welfare benefit plan,” as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder (“ERISA”); any collective bargaining agreement; any severance agreement or plan, or any medical, life or disability benefit plan or arrangement; any excess benefit plan, bonus or incentive plan, top hat plan or deferred compensation plan, salary reduction agreement, or change-of-control agreement; whether or not written with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (all such plans, policies, programs, arrangements, agreements and contracts, including those that are set forth on Schedule 7(q) hereto are referred to in this Note as “Scheduled Plans”).

(ii) To the best of the Company’s knowledge, each Scheduled Plan has been operated and administered in compliance in all material respects, and each Scheduled Plan currently complies in form and in operation in all material respects, with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder (the “Code”), and all other applicable laws. Neither the Company nor any controlled group affiliate, as described in Sections 414(b) or (c) of the Code, has ever sponsored, maintained, contributed to or had any obligation to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(r) Tax Returns, Payments and Elections. The Company has filed all material tax returns and reports (including information returns and reports) as the Company is required by law to have filed, and such returns and reports are true and correct in all material respects. The Company has paid all material taxes and other assessments that have become due and payable. The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. Except as set forth in Schedule 7(r), the Company has never had any material tax deficiency proposed or assessed against it and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as set forth in Schedule 7(r), none of the federal income tax returns, state income or franchise tax or sales or use tax returns of the Company has ever been audited by governmental authorities. Since January 1, 2011, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all material taxes, assessments and governmental charges with respect to its business, properties and operations that have accrued but not yet been paid. Except as set forth in Schedule 7(r) hereto, the Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

(s) Labor Agreements and Actions; Employee Compensation. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company’s knowledge, threatened, that could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. To the best of the Company’s knowledge none of its officers or key employees or any group of key employees intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws.

(t) Brokers or Finders. The Company has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Note or any of the transactions contemplated hereby.

(u) Disclosure. Neither this Note nor any and all written statements furnished or made to Brainlab by or on behalf of the Company in connection with this Note, taken as a whole, and including any corrective materials furnished or made available to Brainlab, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not materially misleading in light of the circumstances under which they were made.

8. COVENANTS AND OTHER AGREEMENTS

(a) Payment of Note. The Company shall promptly make all payments in respect of this Note on the dates and in the manner provided in this Note. The Company shall, to the extent permitted by law, pay interest on overdue amounts at the rate set forth in Section 2 of this Note, which interest on overdue amounts (to the extent that the payment of such interest shall be legally enforceable) shall accrue from the date such amounts become overdue.

(b) No Additional Indebtedness. During the Term of this Note, other than the Senior Debt, the Company shall incur no new Indebtedness for borrowed money in excess of $250,000 individually or in the aggregate, except with the prior written consent of Brainlab which consent, in the case of Indebtedness that is, by its terms, subordinate to Indebtedness owed to Brainlab, shall not unreasonably be withheld or delayed.

(c) Financial Reporting. As long as any amounts remain outstanding under this Note or, if this Note is converted, as long as Brainlab continues to hold at least 50% of the Conversion Shares issued upon such conversion, the Company shall deliver to Brainlab (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a balance sheet of the

Company and statement of stockholders’ equity as of the end of such year and statements of income and cash flow for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied (subject however to the absence of footnotes in the event the Company does not engage an independent certified public accounting firm to audit and certify such financial statements); and (ii) as soon as practicable after the end of each fiscal quarter (except the last quarter of each fiscal year), and in any event within forty-five (45) days thereafter, an unaudited balance sheet of the Company as of the end of such fiscal quarter, and an unaudited statement of income for each fiscal quarter and for the current fiscal year to date.

(d) Information and Inspection Rights. During the Term of this Note or, if this Note is converted, as long as Brainlab continues to hold at least 50% of the Conversion Shares issued upon such conversion, in addition to any rights that may be available under Delaware or other applicable law, subject to the execution of a standard confidentiality agreement, Brainlab shall have the right, at its sole expense and upon reasonable prior notice to the Company, to inspect and examine the Company’s properties, operations and books of account; provided, however, that any such inspection or examination shall be conducted in a manner that is reasonably designed to minimize any interference with the operations of the Company’s business; provided, further, that the Company shall be under no obligation to provide, give access to or discuss with Brainlab any information regarding the Company’s properties, operations or books of account to the extent necessary to comply with the terms and conditions of confidentiality agreements between the Company and any third parties or to the extent the Company has determined that there exists an actual or potential conflict of interest between Brainlab and the Company.

(e) Board Observation Rights. During the Term of this Note or, if this Note is converted, as long as Brainlab continues to hold at least 50% of the Conversion Shares issued upon such conversion, Brainlab shall be entitled to appoint one individual who shall be invited to attend and observe all meetings of the Company’s board of directors or any committees created by the board; provided, however, that such board observer agrees to hold in confidence and trust, to act in a fiduciary manner with respect to and not to disclose any information provided to or learned by the board observer acting in such capacity. Notwithstanding the provisions of this Section 8(e), the Company reserves the right to exclude the board observer from portions of any meeting where and to the extent that the Company reasonably believes that excluding the board observer from attending such portion of the meeting is reasonably necessary (i) to preserve attorney-client, work product or similar privilege between the Company and its counsel with respect to any matter, (ii) to comply with the terms and conditions of confidentiality agreements between the Company and any third parties, or (iii) because the Company has determined, in good faith, that there exists, with respect to the subject of such deliberation or such information, an actual or potential conflict of interest between Brainlab and the Company. Furthermore, the members of the Company’s board of directors shall be entitled to hold reasonable executive sessions which the board observer may not be invited to attend. Brainlab’s board observer shall use the same degree of care to protect the Company’s confidential and proprietary information as Brainlab uses to protect its confidential and proprietary information of like nature, but in no circumstances with less than reasonable care.

(f) Further Instruments and Acts. Upon the reasonable request of Brainlab, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the provisions of this Note.

9. DEFAULTS AND REMEDIES

(a) Events of Default. Each of the following shall be an “Event of Default” for purposes of this Note:

(1) unless this Note is converted pursuant to Section 4 hereof, failure to pay principal of or interest on this Note on the dates specified in Section 2 hereof, to and including the Maturity Date;

(2) failure to perform any other covenant, representation, warranty or agreement of the Company under this Note, continued for 30 days or more after written notice to the Company by Brainlab;

(3) there shall be, with respect to any issue or issues of Indebtedness (other than Indebtedness created or as a result of this Note) of the Company or any of its Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holders thereof (or their representatives) (i) to declare such Indebtedness to be due and payable prior to its scheduled maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days following such acceleration and/or (ii) to commence judicial proceedings to exercise remedies under applicable law and such judicial proceedings have not been dismissed or stayed within 45 days following such commencement and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;

(4) except for judgments related to matters disclosed on the schedules to this Note, the rendering of a final judgment or judgments against the Company or any of its Subsidiaries in an amount that exceeds $500,000 in excess of insurance coverage, which judgment remains in force, undischarged, unsatisfied, unbonded or unstayed for a period of 60 days;

(5) the Company or any of its Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(A) admits in writing its inability to pay its debts generally as they become due,

(B) commences a voluntary case or proceeding,

(C) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(D) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it,

(E) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(F) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Subsidiaries in an involuntary case or proceeding,

(B) appoints a custodian for the Company or any of its Subsidiaries or for all or substantially all of their property, or

(C) orders the liquidation of the Company or any of its Subsidiaries, and in each case the order or decree remains unstayed and in effect for 60 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal, then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured;

(7) failure to consummate a Qualified Financing within 180 days following the date of this Note;

(8) failure to issue Conversion Shares when such Conversion Shares are required to be delivered, upon conversion of this Note and such failure is not remedied for a period of 10 Business Days;

(9) a breach of any the representations and warranties contained in this Note that is not remedied within 30 days following the Company’s receipt of a notice of such breach from Brainlab; or

(10) a breach or default by the Company of or under any of the terms of any other agreement between the Company and Brainlab or any affiliate of Brainlab that is not remedied within 30 days following the Company’s receipt of a notice of such breach from Brainlab.

(b) Acceleration. If an Event of Default with respect to this Note (other than an Event of Default specified in clause (5) or (6) of Section 9(a) with respect to the Company) occurs and is continuing, Brainlab by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on this Note to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in this Note to the contrary, will become immediately due and payable. If an Event of Default specified in clause (5) or (6) of Section 9(a) with respect to the Company occurs, this Note will ipso facto become immediately due and payable without any declaration or other act on the part of Brainlab.

(c) Remedies. If an Event of Default occurs and is continuing, Brainlab may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note. A delay or omission by Brainlab in exercising any right or remedy maturing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

(d) Waiver of Usury, Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Company, but will suffer and permit the execution of every such power as though no such law had been enacted.

10. EXCHANGE; TAXES; LEGEND; REPLACEMENT

(a) Exchange. For so long as this Note is outstanding and unless this Note is converted pursuant to Section 4, at the option of Brainlab, and subject to the other provisions of this Note, this Note may be exchanged for other promissory notes of a like aggregate principal amount and subject to substantially the same terms and conditions as set forth in this Note, executed by the Company, upon surrender of this Note to the Company.

(b) Payment of Taxes. Notwithstanding any other provision of this Section 10, no transfer of this Note shall be permitted, and no registration of transfer shall be effected unless, prior to the time of such transfer or registration of transfer, Brainlab has made arrangements reasonably satisfactory to the Company for payment or reimbursement of any and all Taxes which would, in the absence of payment by the transferor, be required to be paid by the Company as a result of such transfer. No service charge shall be made for any registration of transfer or exchange.

(c) Legend. Except as permitted by Section 10(e), this Note (and all promissory notes issued in exchange therefor or substitution of this Note) shall, so long as appropriate, bear a legend (the “Legend”) to substantially the following effect (each, a “Transfer Restricted Security”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER THE SECURITIES ACT, OR IN A TRANSACTION WHICH IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ADDITIONALLY, THE TRANSFER OF THIS NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS NOTE, AND THE MAKER HEREOF RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS NOTE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.

(d) Removal of Legend. At such time as any Transfer Restricted Security may be freely transferred without registration under the Securities Act and without being subject to transfer restrictions pursuant to the Securities Act, the Company shall permit the holder of such Transfer Restricted Security to exchange such Transfer Restricted Security for a new Note which does not bear the applicable portion of the Legend upon receipt of an appropriate certification from such holder and, at the request of the Company, upon receipt of an opinion of counsel, reasonably acceptable to the Company, that the transfer restrictions contained in the Legend are no longer applicable.

(e) Replacement of Lost, Stolen or Destroyed Note. Upon receipt of an executed lost note affidavit in form and substance satisfactory to the Company regarding the loss, theft, destruction, or mutilation of this Note and, if requested by the Company in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, of like tenor, in the amount of unpaid principal of this Note, in lieu of such lost, stolen, destroyed or mutilated Note.

11. MISCELLANEOUS

(a) Notices. All notices (including the Conversion Notice, if any), consents, waivers and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand, (b) one (1) Business Day following delivery to a nationally recognized overnight courier service (costs prepaid), or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a party may designate by notice to the other party):

the Company:	SurgiVision, Inc. Attention: Chief Financial Officer One Commerce Square Suite 2550 Memphis, TN 38103

With copy to:	SurgiVision, Inc. Attention: VP, Business Affairs One Commerce Square Suite 2550 Memphis, TN 38103

Brainlab:	Brainlab AG. Attention: Chief Financial Officer Kapellenstr. 12, 85622 Feldkirchen, Germany

With copy to:	Legal Department Attention: General Counsel, Brainlab AG Kapellenstr. 12, 85622 Feldkirchen, Germany

(b) Successors. All agreements of the Company in this Note shall bind its successor.

(c) Severability. Each provision of this Note shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Applicable Law; Dispute Resolution. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties hereby submit to the exclusive jurisdiction of any state or federal court located within the State of Delaware, over any dispute arising out of or relating to this Note or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts and that process for any such action or proceeding may be served on any party anywhere in the world. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts noted above. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby agrees that this Note involves at least One Hundred Thousand Dollars ($100,000), and that it has been entered into in express reliance on 6 Del. C. § 2708. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY in any dispute, and consents to any and all relief ordered by the court, after the time for appeal has expired.

(e) Time is of the Essence. The Company hereby agrees that time is of the essence in the performance of this Note.

(f) No Third Party Beneficiaries. This Note is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

[Signature Page Follows]

[Signature Page to 10% Subordinated Secured Convertible Note Due 2016]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this as of the date first written above.

SURGIVISION, INC.

By:	/s/ Kimble Jenkins
Name:	Kimble Jenkins
Title:	CEO

Acknowledged, accepted and agreed to as of the date set forth above:

BRAINLAB AG

By:	/s/ Joseph Doyle
Name:	Joseph Doyle
Title:	CFO

Acknowledged, accepted and agreed to as of the date set forth above with respect to Section 6(b) hereof on behalf of the Junior Lender:

LANDMARK COMMUNITY BANK
as collateral agent for the ratable benefit of the Junior Lender

By:	/s/ William Bryan Jones
Name:	William Bryan Jones
Title:	S.V.P.

DISCLOSURE SCHEDULES

AS MADE PART OF THE

10% SUBORDINATED SECURED

CONVERTIBLE NOTE DUE 2016

ISSUED BY

SURGIVISION, INC.

IN FAVOR OF

BRAINLAB AG.

DATED AS OF APRIL 5, 2011

Except as otherwise defined herein, capitalized terms in these schedules shall have the meanings ascribed to those terms in the above-referenced 10% Subordinated Secured Convertible Note Due 2016 (the “Note”).

Schedule 7(b)

Capitalization

There are presently 3,759,977 shares of SurgiVision’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of outstanding options. The options issued by SurgiVision provide for acceleration of the applicable vesting schedules upon the occurrence of a “Change of Control” event. The circumstances that constitute a “Change of Control” are set forth in the applicable option agreement or the applicable stock option plan under which the option was granted. Certain options issued to SurgiVision’s directors and executive officers will become exercisable only if SurgiVision closes one or more equity financings that result in certain minimum cash proceeds.

There are presently 435,984 shares of Common Stock issuable upon exercise of outstanding warrants.

As provided in the Company’s certificate of incorporation (as amended and restated to date, the “COI”), shares of SurgiVision’s Series A Convertible Preferred Stock are convertible into shares of Common Stock.

The Senior Notes are convertible into shares of Capital Stock in accordance with the terms thereof.

In March 2010, SurgiVision issued certain unsecured convertible notes in the aggregate principal amount of $4,071,000 in a private placement transaction. Such notes are convertible into shares of Common Stock.

The Note is convertible into shares of Capital Stock in accordance with the terms thereof.

Schedule 7(g)

Litigation

On April 22, 2010, SurgiVision Consultants, Inc. and Guy M. Kezirian (collectively, the “Plaintiffs”) filed a lawsuit against SurgiVision in the United States District Court, Central District of California, alleging trademark infringement, unfair competition, trademark dilution and violation of the Anti-Cybersquatting Protection Act, all relating to SurgiVision’s use of its “SURGI-VISION” and “SURGIVISION” trademarks and its “surgivision.com” domain name. SurgiVision and the Plaintiffs entered into a binding settlement agreement on February 16, 2011, and an order dismissing the litigation was entered on February 18, 2011.

Schedule 7(h)(ii)

Intellectual Property

SurgiVision has in place five exclusive license agreements with The Johns Hopkins University.

In December 2005, SurgiVision entered into a development agreement and license agreement with an affiliate of Boston Scientific Corporation in the implantable neurological field.

In July 2007, SurgiVision entered into a master service and license agreement with Cedara Software Corp. (d/b/a Merge OEM).

In July 2007, we entered into a research agreement with The University of Utah (“Utah”). In return for the funding provided by SurgiVision for Utah’s research activities, Utah granted SurgiVision a non-exclusive, worldwide license to any intellectual property created or conceived by Utah personnel in the performance of the research. In addition, SurgiVision also received the first option to license exclusively any such intellectual property.

In August 2007, SurgiVision entered into a research agreement with the University of California, San Francisco (“UCSF”). In return for SurgiVision’s financial support of UCSF’s research, SurgiVision received the first option to license, exclusively or non-exclusively, any intellectual property conceived or created by UCSF personnel under the research project.

In March 2008, SurgiVision entered into a development agreement and license agreement with an affiliate of Boston Scientific Corporation in the field of implantable medical leads for cardiac applications.

In April 2009, we entered into a patent license agreement with the National Institutes of Health, or NIH, that covers techniques for three dimensional renderings of the patient’s anatomy from MRI data in real time. The techniques underlying this patent may be used in the development of SurgiVision’s ClearTrace system.

In May 2009, SurgiVision entered into a license agreement with Georg Thieme Verlag with respect to an electronic brain atlas.

In May 2009, SurgiVision entered into a cooperation and development agreement with Siemens Healthcare to develop the hardware and MRI software systems for MRI-guided, catheter-based ablation to treat cardiac arrhythmias.

On April 22, 2010, SurgiVision Consultants, Inc. and Guy M. Kezirian (collectively, the “Plaintiffs”) filed a lawsuit against SurgiVision in the United States District Court, Central District of California, alleging trademark infringement, unfair competition, trademark dilution and violation of the Anti-Cybersquatting Protection Act, all relating to SurgiVision’s use of its “SURGI-VISION” and “SURGIVISION” trademarks and its “surgivision.com” domain name. SurgiVision and the Plaintiffs entered into a binding settlement agreement on February 16, 2011, and an order dismissing the litigation was entered on February 18, 2011.

Schedule 7(i)

No Violation of Law

None

Schedule 7(n)

Financial Statements

On April 22, 2010, SurgiVision Consultants, Inc. and Guy M. Kezirian (collectively, the “Plaintiffs”) filed a lawsuit against SurgiVision in the United States District Court, Central District of California, alleging trademark infringement, unfair competition, trademark dilution and violation of the Anti-Cybersquatting Protection Act, all relating to SurgiVision’s use of its “SURGI-VISION” and “SURGIVISION” trademarks and its “surgivision.com” domain name. SurgiVision and the Plaintiffs entered into a binding settlement agreement on February 16, 2011, and an order dismissing the litigation was entered on February 18, 2011. The amount of the financial settlement is not reflected in the balance sheet included in the Financial Statements.

Schedule 7(o)(i)

Agreements; Actions

SurgiVision has adopted certain compensation practices for its non-employee directors.

Each of SurgiVision’s officers is an employee of the company.

SurgiVision has issued stock options to each of its directors and officers.

In April 2010, SurgiVision entered into a separation agreement with Mr. John C. Thomas, Jr., who previously served as our Chief Financial Officer. Under the separation agreement, Mr. Thomas ceased to be a SurgiVision employee, SurgiVision agreed to pay Mr. Thomas certain severance, and Mr. Thomas agreed to consult and cooperate with SurgiVision in connection with the orderly transition of his business responsibilities to a new Chief Financial Officer. Mr. Thomas continues to serve as a director of the company.

SurgiVision adopted its Key Personnel Incentive Program to provide a key employee and consultant with the opportunity to receive incentive bonus payments based on future performance of services to the company or upon a consummation of a sale transaction. The compensation committee of SurgiVision’s Board of Directors is responsible for administering the program, and the only participants in the program are Paul A. Bottomley and Parag Karmarkar. Dr. Bottomley is a director of the company.

Schedule 7(o)(ii)

Agreements; Actions

None

Schedule 7(p)

Changes

On April 22, 2010, SurgiVision Consultants, Inc. and Guy M. Kezirian (collectively, the “Plaintiffs”) filed a lawsuit against SurgiVision in the United States District Court, Central District of California, alleging trademark infringement, unfair competition, trademark dilution and violation of the Anti-Cybersquatting Protection Act, all relating to SurgiVision’s use of its “SURGI-VISION” and “SURGIVISION” trademarks and its “surgivision.com” domain name. SurgiVision and the Plaintiffs entered into a binding settlement agreement on February 16, 2011, and an order dismissing the litigation was entered on February 18, 2011. The amount of the financial settlement is not reflected in the Financial Statements. Pursuant to the settlement agreement, SurgiVision also abandoned the registrations for its “SURGI-VISION” and “SURGIVISION” trademarks, and it transferred to the Plaintiffs the “surgivision.com” domain name.

Schedule 7(q)

Employee Benefit Plans

SurgiVision utilizes ADP Total Source as a Professional Employer Organization. As such, SurgiVision’s employees are co-employed through ADP. ADP administers and maintains the benefit plans in which SurgiVision’s employees participate. The benefits made available to SurgiVision’s employees through ADP include a 401(k) plan, medical insurance, life insurance, long-term disability coverage, and flexible spending accounts for health care and dependent care costs. SurgiVision does not match contributions made by participants in the 401(k) plan.

In April 2010, SurgiVision entered into a separation agreement with Mr. John C. Thomas, Jr., who previously served as our Chief Financial Officer. Under the separation agreement, Mr. Thomas ceased to be a SurgiVision employee, SurgiVision agreed to pay Mr. Thomas certain severance, and Mr. Thomas agreed to consult and cooperate with SurgiVision in connection with the orderly transition of his business responsibilities to a new Chief Financial Officer. Mr. Thomas continues to serve as a director of the company.

SurgiVision adopted its Key Personnel Incentive Program to provide a key employee and consultant with the opportunity to receive incentive bonus payments based on future performance of services to the company or upon a consummation of a sale transaction. The compensation committee of SurgiVision’s Board of Directors is responsible for administering the program, and the only participants in the program are Paul A. Bottomley and Parag Karmarkar. Dr. Bottomley is a director of the company.

SurgiVision adopted its Cardiac EP Business Participation Plan to enable it to provide a key product development advisor and consultant with financial rewards in the event SurgiVision sells its cardiac EP business operations. SurgiVision’s cardiac EP business operations include its operations relating to the ClearTrace system for MRI-guided cardiac ablation to treat cardiac arrhythmias, but it does not include SurgiVision’s operations relating to its ClearPoint system, its SafeLead Development Program or any other product or product candidate. The sole participant in the plan is Dr. Nassir F. Marrouche.

SurgiVision has two plans under which it is currently issuing stock option awards, the 2010 Incentive Compensation Plan and the 2010 Non-Qualified Stock Option Plan. Although there are options outstanding under SurgiVision’s 2007 Stock Incentive Plan and 1998 Stock Option Plan, no new awards may be granted under those plans.

SurgiVision has implemented a ClearPoint Sales Incentive Program that covers SurgiVision’s Vice President, Sales and Sales Representatives.

Schedule 7(r)

Tax Returns, Payments and Elections

None

FIRST AMENDMENT TO

10% SUBORDINATED SECURED CONVERTIBLE NOTE DUE 2016

This FIRST AMENDMENT (this “Amendment”) is made effective as of September 30, 2011 and is made in reference to that certain 10% Subordinated Secured Convertible Note Due 2016 (the “Note”) issued by MRI Interventions, Inc. f/k/a SurgiVision, Inc., a Delaware corporation (the “Company”), and payable to Brainlab AG, a corporation organized under the laws of the Federal Republic of Germany (“Brainlab”).

WHEREAS, the Company previously issued the Note to Brainlab; and

WHEREAS, the Company and Brainlab desire to amend the terms of the Note;

NOW, THEREFORE, the Note is hereby amended as set forth below:

1. Defined Terms. Capitalized terms used in this Amendment without definition shall have the same meanings ascribed to such terms in the Note.

2. Amendment to Section 4 (Conversion). Section 4 of the Note (Conversion) is hereby amended by deleting paragraph (a)(iv) in its entirety and substituting the following therefor:

“(iv) Subject to the adjustments provided by this Section 4, the “Conversion Price” shall be the lesser of (A) the price per share paid by investors in the Qualified Financing for one share of Qualified Financing Stock, or (B) $0.60 per share.

3. Amendment to Section 9 (Defaults and Remedies). Section 9 of the Note (Defaults and Remedies) is hereby amended by deleting clause (7) of paragraph (a) thereof and substituting the following therefor:

“(7) failure to consummate a Qualified Financing within 360 days following the date of this Note;”

4. Miscellaneous. On and after the date hereof, reference in the Note to “this Note”, “hereunder”, “hereof”, “herein” or words of like import referring to such Note shall mean and be a reference to the Note as amended by this Amendment. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Note shall continue in full force and effect as provided therein.

[The next page is the signature page]

IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Amendment as of the day and year first above written.

MRI INTERVENTIONS, INC.

By:	/s/ Oscar Thomas
Name:	Oscar Thomas
Title:	Vice President, Business Affairs

Acknowledged, accepted and agreed to as of the date set forth above:

BRAINLAB AG

By:	/s/ Joseph Doyle
Name:	Joseph Doyle
Title:	CFO

SECOND AMENDMENT TO

10% SUBORDINATED SECURED CONVERTIBLE NOTE DUE 2016

This SECOND AMENDMENT (this “Amendment”) is made effective as of February 23, 2012 and is made in reference to that certain 10% Subordinated Secured Convertible Note Due 2016 issued by MRI Interventions, Inc. f/k/a SurgiVision, Inc., a Delaware corporation (the “Company”), and payable to Brainlab AG, a corporation organized under the laws of the Federal Republic of Germany (“Brainlab”), as amended by that certain First Amendment made effective as of September 30, 2011 (as amended, the “Note”).

WHEREAS, the Company previously issued the Note to Brainlab; and

WHEREAS, the Company and Brainlab desire to amend the terms of the Note as hereinafter provided;

NOW, THEREFORE, the Note is hereby amended as set forth below:

1. Defined Terms. Capitalized terms used in this Amendment without definition shall have the same meanings ascribed to such terms in the Note.

2. Amendment to Section 1 (Definitions).

(a) Section 1 of the Note (Definitions) is hereby amended by deleting the definitions of the terms “Conversion Shares” and “Senior Notes” and substituting the following therefor:

“Conversion Shares” means shares of Common Stock or Qualified Financing Stock, as applicable, to be issued in connection with the conversion of this Note.

“Senior Notes” means those certain Amended and Restated Secured Convertible Promissory Notes issued by the Company to Boston Scientific Corporation dated as of October 16, 2009, November 17, 2009 and December 18, 2009, respectively, and restated as of February 2, 2012, in the aggregate original principal amount of $4,338,601.24, and any amendments thereto or restatements or extensions thereof.

(b) Section 1 of the Note (Definitions) is hereby further amended by adding the following new defined terms thereto:

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Subordination Agreement” means the subordination agreement dated as of February 23, 2012, among the Senior Lender, Brainlab and the Company.

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3. Amendment to Section 4 (Conversion).

(a) Section 4 of the Note (Conversion) is hereby amended by deleting paragraph (a)(iv) in its entirety and substituting the following therefor:

“(iv) Subject to the adjustments provided by this Section 4, the “Conversion Price” shall be (a) in the case of Section 4(a)(ii), the lesser of (1) the price per share paid by investors in the Qualified Financing for one share of Qualified Financing Stock, or (B) $0.60 per share, or (b) in the case of Section 4(a)(vi), $0.60 per share.

(b) Section 4 of the Note (Conversion) is hereby amended by adding the following a new paragraph (a)(vi) thereto:

“(vi) Notwithstanding any of the foregoing to the contrary, subject to earlier payment or conversion as provided for elsewhere in this Note, the entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, may be converted into shares of Common Stock at the option of Brainlab at any time on or before February 23, 2013.”

4. Amendment to Section 6 (Subordination). Section 6 of the Note (Subordination) is hereby amended by deleting paragraph (a) in its entirety and substituting the following therefor:

“(a) Notwithstanding any provision herein to the contrary, Brainlab hereby agrees that the obligations of the Company to Brainlab hereunder shall be subordinated in all respects, including in right of payment, to the Senior Debt and that Brainlab shall not be entitled to receive any payment from the Company hereunder until the Senior Debt has been discharged in full. The holder of this Note, whether upon original issue or upon transfer or assignment hereof, by such holder’s acceptance hereof, agrees that this Note shall be subject to the provisions of the Subordination Agreement.”

5. Amendment to Section 9 (Defaults and Remedies).

(a) Section 9 of the Note (Defaults and Remedies) is hereby amended by deleting clause (7) of paragraph (a) in its entirety.

(b) Section 9 of the Note (Defaults and Remedies) is hereby further amended by deleting paragraph (b) in its entirety and substituting the following therefor:

“(b) Acceleration. If an Event of Default with respect to this Note (other than an Event of Default specified in clause (5) or (6) of Section 9(a) with respect to the Company) occurs and is continuing, Brainlab by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on this Note to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in this Note to the contrary, will become immediately due and payable, subject, however, to Section 6(a) and the Subordination Agreement. If an Event of Default specified in clause (5) or (6) of Section 9(a) with respect to the Company occurs, this

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Note will ipso facto become immediately due and payable without any declaration or other act on the part of Brainlab, subject, however, to Section 6(a) hereof and the Subordination Agreement.”

(c) Section 9 of the Note (Defaults and Remedies) is hereby further amended by deleting the first sentence of paragraph (c) in its entirety and substituting the following therefor:

“Subject to Section 6(a) and the Subordination Agreement, if an Event of Default occurs and is continuing, Brainlab may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on this Note or to enforce the performance of any provision of this Note.”

6. Miscellaneous. On and after the date hereof, reference in the Note to “this Note”, “hereunder”, “hereof”, “herein” or words of like import referring to such Note shall mean and be a reference to the Note as amended by this Amendment. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Note shall continue in full force and effect as provided therein.

[The next page is the signature page]

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IN WITNESS WHEREOF, the Company has executed, acknowledged and delivered this Amendment as of the day and year first above written.

MRI INTERVENTIONS, INC.

By:	/s/ Kim Jenkins
Name:	Kim Jenkins
Title:	CEO

Acknowledged, accepted and agreed to

as of the date set forth above:

BRAINLAB AG

By:	/s/ Stefan Vilsmeier
Name:	Stefan Vilsmeier
Title:	CEO

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